Exhibit 5.1

                                             FOLEY & LARDNER LLP
                                             ATTORNEYS AT LAW

                                             ONE INDEPENDENT DRIVE, SUITE 1300
                                             JACKSONVILLE, FLORIDA  32202-5017
                                             P. O. BOX 240
                     July 26, 2005           JACKSONVILLE, FLORIDA  32201-0240
                                             904.359.2000 TEL
                                             904.359.8700  FAX
                                             www.foley.com

                                             CLIENT/MATTER NUMBER
                                             082961-0115

Hennessy Advisors, Inc.
750 Grant Avenue, Suite 100
Novato, California 94945

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement on Form S-1 ("Registration Statement") of Hennessy Advisors, Inc. ("Hennessy") under the Securities Act of 1933, as amended, relating to the offer and sale of shares of Hennessy's common stock by Hennessy and the selling shareholders named in the Registration Statement in an underwritten public offering, which includes shares of Hennessy's common stock issuable upon due exercise of certain outstanding options under the Hennessy Advisors, Inc. 2001 Omnibus Plan (the "Option Plan") (with the shares of Hennessy's common stock to be sold that are currently outstanding hereinafter referred to as the "Existing Shares," the shares of Hennessy's common stock to be sold by the underwriters hereinafter referred to as the "New Shares" and the shares of Hennessy's common stock to be sold upon due exercise of certain outstanding options under the Option Plan hereinafter referred to as the "Option Shares").

     In connection with this opinion, we have examined and are familiar with:
(a) the articles of incorporation and bylaws of Hennessy, as presently in effect, (b) the proceedings of and actions taken by the Board of Directors of Hennessy in connection with the issuance of the Existing Shares and the New Shares, (c) the Option Plan and the form of award agreement used thereunder and
(d) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

     Based on the documents set forth above, and in reliance thereon, we are of the opinion that (1) the Existing Shares have been duly authorized and are legally issued, fully paid and nonassessable, (2) the New Shares have been duly authorized and when duly issued in accordance with the terms of an underwriting agreement and delivered against payment therefor will be legally issued, fully paid and nonassessable and (3) the Option Shares have been duly authorized and when duly issued in accordance with the terms of the Option Plan and form of award agreement used thereunder and delivered against payment therefor will be legally issued, fully paid and nonassessable.

     The foregoing opinion is limited to the laws of the state of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

     We hereby consent to the inclusion of this opinion as Exhibit 5.1 and to the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                              Sincerely,

                              /s/ Foley & Lardner LLP

                              FOLEY & LARDNER LLP